EXHIBIT 3.1
EQUITY LIFESTYLE PROPERTIES, INC.
ARTICLES SUPPLEMENTARY
1,740,000 SHARES
SERIES B SUBORDINATED NON-VOTING CUMULATIVE
REDEEMABLE PREFERRED STOCK
     EQUITY LIFESTYLE PROPERTIES, INC. (the “Company”), a Maryland corporation formerly known as MANUFACTURED HOME COMMUNITIES, INC., hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:
     FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Company by Article V of the Articles of Amendment and Restatement of the Company filed with the Department on May 15, 2007 (the “Charter”) and Section 2-105 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors of the Company (the “Board of Directors”), by resolutions duly adopted on May 31, 2011, has re-classified 1,740,000 shares of the authorized but unissued preferred stock of the Company, par value $.01 per share (“Preferred Stock”), as a separate series of Preferred Stock, authorized the issuance of a maximum of 1,740,000 shares of such series of Preferred Stock, set certain of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and conversion and other terms and conditions of such series of Preferred Stock and determined the number of shares of such series of Preferred Stock (not in excess of the aforesaid maximum number) to be issued and the consideration and other terms and conditions upon which such shares of such series of Preferred Stock are to be issued.
     SECOND: The Board of Directors has unanimously adopted resolutions designating the aforesaid series of Preferred Stock as the “Series B Subordinated Non-Voting Cumulative Redeemable Preferred Stock,” approving the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications, terms and conditions of redemption and conversion and other terms and conditions of such Series B Subordinated Non-Voting Cumulative Redeemable Preferred Stock and authorizing the issuance of up to 1,740,000 shares of Series B Subordinated Non-Voting Cumulative Redeemable Preferred Stock. The Company shall reserve 1,740,000 shares of Common Stock for possible issuance upon redemption of the Series B Preferred Stock.
     THIRD: The series of Preferred Stock of the Company created by the resolutions duly adopted by the Board of Directors and referred to in Articles FIRST and SECOND of these Articles Supplementary shall have the following designation, number of shares, preferences, conversion and other rights, voting powers, restrictions and limitation as to dividends and other distributions, qualifications, terms and conditions of redemption and conversion and other terms and conditions:
     Section 1. Designation and Number. A series of Preferred Stock, designated the “Series B Subordinated Non-Voting Cumulative Redeemable Preferred Stock” (the “Series B

Preferred Stock”) is hereby established. The number of shares of Series B Preferred Stock shall be 1,740,000.
     Section 2. Rank. The Series B Preferred Stock will, with respect to distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock (as defined in the Charter) and to any other class or series of equity securities of the Company now or hereafter authorized, issued or outstanding expressly designated by the Company to rank junior to the Series B Preferred Stock with respect to distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company to the Series B Preferred Stock (such Common Stock or other junior stock, collectively, “Junior Stock”); (ii) junior to all classes or series of equity securities of the Company now or hereafter authorized, issued or outstanding expressly designated by the Company to rank senior to the Series B Preferred Stock, including the 8.034% Series A Cumulative Redeemable Perpetual Preferred Stock of the Company; and (iii) junior to all of the existing and future indebtedness of the Company. For purposes of these Articles Supplementary, the term “Parity Preferred Stock” shall be used to refer to any class or series of equity securities of the Company now or hereafter authorized, issued or outstanding expressly designated by the Company to rank on a parity with Series B Preferred Stock with respect to distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company.
     Section 3. Distributions. Payment of Distributions. Subject to the rights of holders of Parity Preferred Stock as to the payment of distributions and holders of preferred stock ranking senior to the Series B Preferred Stock as to payment of distributions, holders of Series B Preferred Stock will be entitled to receive, when, as and if declared by the Company, out of funds legally available for the payment of distributions, cumulative preferential cash distributions in an amount equal to the dividend declared, if any, on the Common Stock. All distributions shall be cumulative, shall accumulate from the original date of issuance and shall be payable (i) on each date that a dividend is paid on shares of the Company’s Common Stock and (ii) in the event of a redemption, on the redemption date (each such payment or redemption date, a “Series B Preferred Stock Distribution Payment Date”). If any date on which distributions are to be made on the Series B Preferred Stock is not a Business Day (as defined herein), then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Distributions on the Series B Preferred Stock will be made to the holders of record of the Series B Preferred Stock on the relevant record dates, which, unless otherwise provided by the Company with respect to any distribution, will be fifteen (15) Business Days prior to the relevant Series B Preferred Stock Distribution Payment Date (each a “Distribution Record Date”).
     The term “Business Day” shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

     (a) Limitations on Distributions. No distributions on the Series B Preferred Stock shall be declared or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law.
     (b) Distributions Cumulative. Notwithstanding the foregoing, distributions on the Series B Preferred Stock will accumulate whether or not declared or authorized, whether or not the terms and provisions set forth herein at any time prohibit the current payment of distributions, whether or not the Company has earnings and whether or not there are funds legally available for the payment of such distributions and if not sooner paid will be paid upon redemption of the Series B Preferred Stock or upon liquidation of the Company, subject to the rights of holders of equity securities senior to the Class B Preferred Stock. Accumulated but unpaid distributions on the Series B Preferred Stock will accumulate from the original date of issuance or the last Series B Preferred Stock Distribution Payment Date on which all accumulated distributions were paid. Accumulated and unpaid distributions will not bear interest.
     (c) Priority as to Distributions. So long as any Series B Preferred Stock is outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any Junior Stock, nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Junior Stock, unless, in each case, all distributions accumulated on all Series B Preferred Stock and all classes and series of outstanding Parity Preferred Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Stock does not have cumulative distribution rights) have been paid in full (or a sum sufficient for such full payment is irrevocably deposited in trust for immediate payment). The foregoing sentence will not prohibit (i) distributions payable solely in Junior Stock, (ii) the conversion of Junior Stock or Parity Preferred Stock into stock of the Company ranking junior to the Series B Preferred Stock as to distributions and upon liquidation, dissolution or winding up, (iii) purchase by the Company of such Series B Preferred Stock, Parity Preferred Stock or Junior Stock pursuant to Article VII of the Charter to the extent required to preserve the Company’s status as a real estate investment trust (“REIT”), (iv) any distributions by the Company necessary for it to maintain its status as a REIT under the Internal Revenue Code of 1986, as amended (“Code”), or (v) the redemption, purchase or other acquisition of Junior Stock made for purposes of, and in compliance with, requirements of an employee incentive or benefit plan of the Company or any subsidiary of MHC Operating Limited Partnership (“Partnership”) or the Company.
          (i) So long as distributions have not been paid in full (or a sum sufficient for such full payment is not irrevocably deposited in trust for immediate payment) upon the Series B Preferred Stock, all distributions authorized and declared on the Series B Preferred Stock and all classes or series of outstanding Parity Preferred Stock shall be authorized and declared so that the amount of distributions authorized and declared per share of Series B Preferred Stock and such other classes or series of Parity Preferred Stock shall in all cases bear to each other the same ratio that accumulated distributions per share on the Series B Preferred Stock and such other classes or series of Parity Preferred Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Stock does not have cumulative distribution rights) bear to each other.
     (d) No Further Rights. Holders of Series B Preferred Stock shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein.
     Section 4. Liquidation Preference. Payment of Liquidating Distributions. Subject to the rights of holders of Parity Preferred Stock with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Company and subject to holders of preferred stock ranking senior to the Series B Preferred Stock with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series B Preferred Stock shall be entitled to receive out of the assets of the Company legally available for distribution or the proceeds thereof, after payment or provision for debts and other liabilities of the Company, but before any payment or distributions of the assets shall be made to holders of Junior Stock, an amount equal to any accumulated and unpaid distributions thereon, whether or not declared, to the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, there are insufficient assets to permit full payment of liquidating distributions to the holders of Series B Preferred Stock and any Parity Preferred Stock as to rights upon liquidation, dissolution or winding up of the Company, all payments of liquidating distributions on the Series B Preferred Stock and such Parity Preferred Stock shall be made so that the payments on the Series B Preferred Stock and such Parity Preferred Stock shall in all cases bear to each other the same ratio that the respective rights of the Series B Preferred Stock and such Parity Preferred Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Parity Preferred Stock does not have cumulative distribution rights) upon liquidation, dissolution or winding up of the Company bear to each other.
     (a) Notice. Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by (i) fax and (ii) by first class mail, postage pre-paid, not less than thirty (30) and not more than sixty (60) days prior to the payment date stated therein, to each record holder of the Series B Preferred Stock at the respective addresses of such holders as the same shall appear on the share transfer records of the Company.
     (b) No Further Rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of the remaining assets of the Company.
     (c) Consolidation, Merger or Certain Other Transactions. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company to, or the consolidation or merger or other business combination of the Company with or into, any corporation, trust or other entity (or of any corporation, trust or other entity with or into the

Company) shall not be deemed to constitute a liquidation, dissolution, or winding up of the Company; provided, however, the Preferred Stock shall be exchangeable for preferred stock of the surviving entity with the same rights or preferences, adjusted for any changes in the capitalization if the Company is not the surviving entity.
     Section 5. Optional Redemption.
     (a) Right of Optional Redemption. Subject to the further provisions of this Section 5 and to the terms of any other agreement between the Company and the applicable holder of the Series B Preferred Stock (each a “Holder” and, collectively, the “Holders”), the Company hereby grants to each Holder the right, at any time and from time to time, upon not less than seven (7) days prior written notice (such notice, a “Redemption Notice”) to the Company, to redeem any or all of its shares of Series B Preferred Stock (“Redeemed Stock”) for cash. The redemption price per share of Redeemed Stock shall be equal to (i) the last reported sale price per share of the Common Stock at the close of the last trading day immediately preceding the Redemption Notice as reported in The Wall Street Journal (Midwest Edition) or such other reputable stock price reporting service as may be reasonably selected by the Company, plus (ii) accumulated and unpaid distributions, if any, and whether or not declared, to, but not including, the redemption date.
     (b) Redemption for Common Stock at Company’s Option. Notwithstanding the foregoing, the Company may, at its option, in lieu of paying such Holder the cash redemption price, exchange any or all of such Redeemed Stock for Common Stock, with one share of Series B Preferred Stock being exchangeable for one share of Common Stock, and with such exchange to be made within seven (7) days after the Company’s receipt of the Redemption Notice. In the event of any change in the outstanding Common Stock by reason of any share dividend, split, recapitalization, merger, consolidation, combination, exchange of shares or other similar corporate change (a “Recapitalization”), the number of shares of Series B Preferred Stock held by each Holder shall be proportionately adjusted so that one share of Series B Preferred Stock remains exchangeable for one share of Common Stock without dilution. In the event that, as a result of a Recapitalization, the Common Stock is changed into the same or a different number of shares of any other class or classes of stock (the “Successor Shares”) of the Company or of any other issuer that succeeds to the rights and obligations of the Company hereunder (a “Successor Issuer”), then each share of Series B Preferred Stock shall thereafter be exchangeable for the number (which may include fractional shares) of Successor Shares that were issued pursuant to the Recapitalization in exchange for one share of Common Stock.
     Section 6. Voting Rights. Holders of the Series B Preferred Stock will not have any voting rights, except that, so long as any Series B Preferred Stock remains outstanding, the Company shall not, without the affirmative vote of the holders of at least a majority of the Series B Preferred Stock outstanding at the time amend, alter or repeal the provisions of these Articles Supplementary in such a way that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series B Preferred Stock or the holders thereof.
     Section 7. Ownership and Transfer Restrictions. The Series B Preferred Stock shall be subject to the provisions of Article VII of the Charter.

     Section 8. No Sinking Fund. No sinking fund shall be established for the retirement or redemption of the Series B Preferred Stock.
     Section 9. No Preemptive Rights. No holders of the Series B Preferred Stock shall, as such holder, have any preemptive rights to purchase or subscribe for shares of stock of the Company or any other security of the Company that it may issue or sell.
     FOURTH: The Preferred Stock has been classified and designated by the Board of Directors under the authority contained in the Charter.
     FIFTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.
     SIXTH: These Articles Supplementary shall become effective at 9:00 a.m. (Eastern Time) on _____, 2011.
     SEVENTH: The undersigned Vice President — Tax and Accounting of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Vice President — Tax and Accounting acknowledges that to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

     IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by Martina Linders, Vice President — Tax and Accounting and attested to by Walter Jaccard, Vice President — Legal and Assistant Secretary, on this ___ day of _____, 2011.

EQUITY LIFESTYLE PROPERTIES, INC.
By:
	Name:	Martina Linders
	Title:	Vice President — Tax and Accounting

[SEAL] ATTEST:

Vice President — Legal and Assistant Secretary
The undersigned Martina Linders, Vice President — Tax and Accounting of Equity LifeStyle Properties, Inc., who executed on behalf of the corporation the Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of said corporation the foregoing Articles Supplementary to be the corporate act of said corporation and hereby certifies that the matter and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

By:
	Name:	Martina Linders
	Title:	Vice President — Tax and Accounting
[Signature page to Series B Articles Supplementary]